Registration No. 333-229458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CounterPath Corporation
(Exact name of registrant as specified in its charter)

Nevada	20-0004161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 300 - 505 Burrard Street, Vancouver, British Columbia, Canada V7Z 1M3
(Address of Principal Executive Offices) (Zip Code)

Amended 2010 Stock Option Plan Employee Share Purchase Plan
(Full title of the plan)

Incorp Services, Inc. 373 Howard Hughes Pkwy, Suite 500S Las Vegas, NV 89169-6014
(Name and address of agent for service)

(702) 866-2500
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Clark Wilson LLP
Attention:  Virgil Hlus
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Facsimile: (604) 687-6314

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment No. 1 to Form S-8 (the "Post-Effective Amendment") relates to the registration statement on Form S-8 (File No. 333-229458) (the "Registration Statement") of CounterPath Corporation (the "Registrant") filed with the Securities and Exchange Commission on January 31, 2019. Pursuant to the Registration Statement, the Registrant registered certain shares of its common stock issued or issuable pursuant to its Amended 2010 Stock Option Plan and its Employee Share Purchase Plan.

The Registrant is filing this Post-Effective Amendment to deregister all of the shares registered under the Registration Statement that remain unissued as of the date hereof.

On December 6, 2020, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with Alianza, Inc. ("Alianza") and CounterPath Merger Sub, Inc. ("Merger Sub"). Pursuant to the Merger Agreement, on March 1, 2020, the Registrant merged with and into Merger Sub, with the Registrant surviving the merger as a wholly owned subsidiary of Alianza.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unissued or unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unissued or unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on March 2, 2021.

CounterPath Corporation

By:

/s/ David Karp

David Karp
Chief Executive Officer and Director

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ David Karp

David Karp
Chief Executive Officer and Director

(Principal Executive Officer)

Date: March 2, 2021

/s/ Srini Janaswamy

Srini Janaswamy

Interim Vice President of Finance,
Treasurer and Secretary

(Principal Financial Officer and Principal Accounting Officer)

Date: March 2, 2021

/s/ Bruce Joyce

Bruce Joyce

Director

Date: March 2, 2021

/s/ Chris Cooper

Chris Cooper

Director

Date: March 2, 2021

/s/ Larry Timlick

Larry Timlick

Director

Date: March 2, 2021

/s/ Terence Matthews

Terence Matthews

Director

Date: March 2, 2021

/s/ Owen Matthews

Owen Matthews

Director

Date: March 2, 2021

/s/ Steven Bruk

Steven Bruk

Director

Date: March 2, 2021